Exhibit T3E-1

SUPPLEMENT TO OFFERING CIRCULAR

Petróleos de Venezuela, S.A.

Offers to Exchange

Up to U.S.$5,325 million aggregate principal amount of outstanding U.S. dollar denominated Unsecured Notes due April 2017 (the “April 2017 Notes”) and November 2017 (the “November 2017 Notes” and, together with the April 2017 Notes, the “Existing Notes”),	For	U.S. dollar denominated 8.50% Senior Secured Notes due 2020 (the “New Notes”) unconditionally and irrevocably guaranteed (the “Guaranty”) by PDVSA Petróleo, S.A. (“PDVSA Petróleo” or the “Guarantor”).

The information set forth in this Supplement to Offering Circular (this “Supplement”) supplements and should be read in conjunction with the Offering Circular dated September 16, 2016 (the “Offering Circular”). Terms not defined herein shall have the meaning assigned thereto in the Offering Circular. Each reference in the Offering Circular to “the offering circular,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Offering Circular as supplemented by this Supplement.

Petróleos de Venezuela, S.A. (“PDVSA” or the “Issuer”), a corporation (sociedad anónima) organized under the laws of the Bolivarian Republic of Venezuela (“Venezuela”), is offering to exchange newly issued New Notes for up to U.S.$5,325 million aggregate principal amount of its outstanding Existing Notes (the “Exchange Offers”) upon the terms and subject to the conditions set forth in the Offering Circular.

The initial aggregate principal amount of the November 2017 Notes on their original issuance date was U.S.$6,150 million (the “Originally Issued Principal Amount”). As of the date of this Supplement, U.S.$4,100 million remain outstanding (the “Post-Amortization Amount”) after the first scheduled amortization payment of principal on November 2, 2015 for U.S.$2,050 million, or approximately 66.67% of the Originally Issued Principal Amount. Unless otherwise specified, all references to the November 2017 Notes, the Total Exchange Consideration and the Exchange Consideration, as the case may be, refer to the Post-Amortization Amount.

Title of Existing Notes	CUSIP/ISIN	Outstanding Principal Amount	Originally Issued Principal Amount	Minimum Authorized Denominations of Existing Notes

5.250% Senior Notes due 2017 (“April 2017 Notes”)	N.A. (Rule 144A)/ XS0294364103 (Regulation S)	U.S.$ 3,000 million	U.S.$ 3,000 million	U.S.$400 and integral multiples of U.S.$100 in excess thereof

8.50% Senior Notes due 2017 (“November 2017 Notes”)	716558AB7 (Rule 144A); P7807HAK1 (Regulation S)/ US716558AB79 (Rule 144A); USP7807HAK16 (Regulation S)	U.S.$ 4,100 million	U.S.$ 6,150 million	U.S.$100 and integral multiples of U.S.$100 in excess thereof

Change in Consideration in the Exchange Offers

PDVSA hereby increases the Total Exchange Consideration on or prior to the Early Tender Deadline and the Exchange Consideration after the Early Tender Deadline by U.S.$170.00 for every U.S.$1,000 principal amount validly tendered and accepted with respect to the April 2017 Notes, and increases the Total Exchange Consideration on or prior to the Early Tender Deadline and the Exchange Consideration after the Early Tender Deadline by U.S.$220.00 for every U.S.$1,000 principal amount validly tendered and accepted with respect to the November 2017 Notes.

The consideration for each of the Existing Notes will be paid as follows:

Notes	Total Exchange Consideration on or Prior to Early Tender Deadline Per U.S.$1,000 of Notes Exchanged		Early Tender Premium		Exchange Consideration After the Early Tender Deadline Per U.S.$1,000 of Notes Exchanged
April 2017 Notes	U.S.$	1,170.00	U.S.$	50.00	U.S.$	1,120.00

Holders of the April 2017 Notes will receive the consideration per U.S.$1,000 principal amount of the outstanding Notes tendered rounded downwards to the nearest integral multiple of U.S.$1,000. No additional consideration will be paid in lieu of fractional New Notes not received as a result of such rounding down. The Exchange Consideration will not include an Early Tender Premium.

Notes	Total Exchange Consideration on or Prior to Early Tender Deadline Per U.S.$1,000 of Notes Exchanged		Early Tender Premium		Exchange Consideration After the Early Tender Deadline Per U.S.$1,000 of Notes Exchanged
November 2017 Notes	U.S.$	1,220.00	U.S.$	50.00	U.S.$	1,170.00

The Total Exchange Consideration and the Exchange Consideration, as the case may be, are per U.S.$1,000 principal amount of the Post-Amortization Amount tendered as of the date hereof rounded downwards to the nearest integral multiple of U.S.$1,000, and not per U.S.$1,000 principal amount of the Originally Issued Principal Amount. No additional consideration will be paid in lieu of fractional New Notes not received as a result of such rounding down. The Exchange Consideration will not include an Early Tender Premium.

Holders who have already tendered Existing Notes will receive the new consideration described above. The New Notes will be issued in minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. The New Notes will not be issued in definitive form except under certain limited circumstances. PDVSA will not accept any tender that would result in the issuance of less than U.S.$150,000 principal amount of New Notes to a participating holder.

Aggregate Maximum Exchange Amount; Proration; Minimum Amounts

The aggregate amount of Existing Notes being exchanged for New Notes will be subject to the Aggregate Maximum Exchange Amount (as defined below), proration and minimum amounts arrangements.

Aggregate Maximum Exchange Amount

The Aggregate Maximum Exchange Amount of Existing Notes will be an aggregate maximum exchange amount of U.S.$5,325 million, or 75% of the aggregate principal outstanding amount of the April 2017 Notes and the November 2017 Notes (subject to any increase to such amount by PDVSA at its sole discretion, the “Aggregate Maximum Exchange Amount”), which amount does not include accrued interest. There are no individual series limits or caps on the maximum amount of April 2017 Notes or November 2017 Notes tendered for exchange. PDVSA reserves the right, but is under no obligation, to increase the Aggregate Maximum Exchange Amount at any time at its sole discretion, subject to compliance with applicable law, which could result in PDVSA exchanging a greater aggregate outstanding principal amount of Existing Notes for New Notes. There can be no assurance that PDVSA will exercise its rights to increase the Aggregate Maximum Exchange Amount. If PDVSA increases the Aggregate Maximum Exchange Amount, PDVSA does not currently intend to extend the Withdrawal Deadline, subject to applicable law.

Proration

Acceptance of tenders of Existing Notes may be subject to proration if the aggregate outstanding amount for the April 2017 Notes and the November 2017 Notes validly tendered for exchange and not validly withdrawn would cause the Aggregate Maximum Exchange Amount to be exceeded. If proration of the tendered Existing Notes is required, PDVSA will determine the final proration factor based on the aggregate principal amount outstanding of the April 2017 Notes and the November 2017 Notes tendered, such that the Maximum Exchange Amount will not be exceeded, as soon as practicable after the Expiration Date. PDVSA will announce results of such proration as described in “Announcements” in the Offering Circular. Holders may obtain such information from the Information Agent and may be able to obtain such information from their brokers.

Minimum Amounts

Depending on the proration factor applied, PDVSA reserves the right to accept or reject any Existing Notes being tendered for exchange that, as a consequence of any proration effected as set forth immediately above, results in an aggregate outstanding principal amount of the April 2017 Notes and the November 2017 Notes being tendered below the minimum amount of U.S.$150,000. Furthermore, PDVSA may decide not to apply the proration factor if, as a consequence of any proration, the aggregate outstanding principal amount of the April 2017 Notes and the November 2017 Notes being tendered would be below the minimum amount of U.S.$150,000.

Extension of Early Tender Deadline and Withdrawal Deadline

The Offering Circular provides that PDVSA may extend the Early Tender Deadline and the Withdrawal Deadline at its sole discretion. PDVSA hereby amends the Offering Circular by extending the Early Tender Deadline and Withdrawal Deadline as follows:

Date	Calendar Date	Event
Early Tender Deadline	5:00 P.M. New York City Time, on October 6, 2016, unless extended or terminated earlier by us at our sole discretion.	The last time for you to validly tender Existing Notes to qualify for the Total Exchange Consideration, which includes the Early Tender Premium.
Withdrawal Deadline	5:00 P.M., New York City Time, on October 6, 2016, unless extended or terminated earlier by us at our sole discretion.	The last time for you to validly withdraw tenders of Existing Notes. If your tenders are validly withdrawn, you will no longer receive the applicable consideration on the Settlement Date (unless you validly retender such Existing Notes on or before the Expiration Date).

The purpose of this extension is to provide sufficient time between the date hereof and Early Tender Deadline for Holders to evaluate the Exchange Offers and make an investment decision in view of the information presented in this Supplement.

The Expiration Date, the Announcement Date and the Settlement Date remain unchanged, unless extended or terminated by us at our sole discretion.

Presentation of Financial and Statistical Data

The unaudited financial statements of PDVSA as of and for the three-month periods ended March 31, 2016 and 2015, prepared in conformity with IFRS and in U.S. Dollars are attached hereto in Annex I.

Pledge Agreement

The form of the pledge and security agreement among PDV Holding, Inc., PDVSA, the Guarantor, GLAS Americas LLC, as Collateral Agent and MUFG Union Bank, N.A., as Trustee is attached hereto in Annex II. This form may be subject to changes, but it is expected that the execution version will be in form substantially similar as the form attached herewith.

You should carefully consider the “Risk Factors” beginning on page 18 of the Offering Circular before you make a decision to tender your Existing Notes.

This Supplement is being distributed solely to existing Holders. This Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Questions with respect to the Exchange Offers should be directed to the Information Agent at its telephone number and address set forth in the Offering Circular.

The date of this Supplement to Offering Circular is September 26, 2016.

ANNEX I

Unaudited financial statements of Petróleos de Venezuela, S.A.

as of and for the three-month periods ended March 31, 2016 and 2015

PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA)
Condensed Consolidated Statement of Comprehensive Income (unaudited)
(In millions of dollars)

	Three - month Period ended March 31,
	2016	2015

Revenue:
Sales of crude oil, products and others	8.273	12.342
Finance income	4.691	2.872

	12.964	15.214

Costs and expenses:
Purchases of crude oil and products, net	4.189	5.411
Operating expenses	4.133	2.562
Exploration expenses	33	8
Depreciation and amortization	2.138	2.080
Selling, administrative and general expenses	633	352
Production tax, extraction tax and other taxes	809	1.656
Finance costs	809	1.553
Other expenses, net	(539)	2.245

	12.205	15.867

Profit (loss) before contributions for social development and income tax	759	(653)

Contributions for social development	228	22

Profit (loss) before income tax	531	(675)

Income tax:
Current tax expense	486	885
Deferred tax benefit	(1.061)	(5.872)

	(575)	(4.987)

Profit from continuing operations	1.106	4.312

Discontinued operations:
Profit from discontinued operations, net of income tax	981	1.365

Profit	2.087	5.677

Other comprehensive income:
Items that are or may be reclassified to profit or loss -
Foreign currency translation differences	476	120

Other comprehensive income	476	120

Total comprehensive income	2.563	5.797

Profit Attributable to:
Company’s stockholder	2.447	4.908
Non-controlling interests	(360)	769

Profit	2.087	5.677

Total comprehensive income attributable to:
Company’s stockholder	2.923	5.028
Non-controlling interests	(360)	769

Total comprehensive income	2.563	5.797

PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA)
Condensed Consolidated Statement of Financial Position (unaudited)
(In millions of dollars)

	March 31, 2016	December 31, 2015
	(unaudited)

Assets

Property, plant and equipment, net	126.080	127.033
Deferred tax assets	7.795	13.483
Accounts receivable and other assets	4.911	6.398
Recoverable value-added tax	475	490
Restricted cash	677	604

Non-current assets	139.938	148.008

Inventories	9.370	9.676
Notes and accounts receivable	13.198	18.206
Prepaid expenses and other assets	6.329	7.083
Restricted cash	315	326
Cash and cash equivalents	5.458	5.821
Assets held for disposal	12.465	12.823

Current assets	47.135	53.935

Total assets	187.073	201.943

Equity
Share capital	39.094	39.094
Retained earnings	33.240	30.317

Total equity attributable to the Company’s stockholder	72.334	69.411

Non-controlling interests	20.975	21.468

Total equity	93.309	90.879

Liabilities

Financial debt	36.327	36.916
Employee benefits and other post-employment benefits	3.443	7.856
Deferred tax liabilities	2.415	4.850
Provisions	1.697	2.073
Accruals and other liabilities	6.844	6.677

Non-current liabilities	50.726	58.372

Financial debt	6.609	6.800
Employee benefits and other post-employment benefits	202	367
Trade accounts payable	15.369	19.052
Income tax payable	139	3.444
Provisions	210	225
Accruals and other liabilities	16.271	18.414
Liabilities related to assets held for disposal	4.238	4.390

Current liabilities	43.038	52.692

Total liabilities	93.764	111.064

Total equity and liabilities	187.073	201.943

PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA)
Condensed Consolidated Statement of Changes in Equity (unaudited)
(In millions of dollars)

		Equity attributable to Company’s Stockholder
			Retained Earnings
	Note	Share capital	Legal reserves and other	Accumulated income	Total	Non- controlling interests	Total equity
Balances as of December 31, 2014		39.094	23.341	5.316	67.751	22.006	89.757

Comprehensive income -
Profit		—	—	4.908	4.908	769	5.677
Other comprehensive income		—	—	120	120	—	120

Total comprehensive income		—	—	5.028	5.028	769	5.797

Transactions with Stockholder and non-controlling interests, directly recognized in equity -
Transfer to reserves		—	2.146	(2.146)	—	—	—
Additional contribution from non-controlling interests	15	—	—	—	—	56	56
Declared dividends	15	—	—	(157)	(157)	—	(157)
Dividend advances to non- controlling interests	15	—	—	—	—	(223)	(223)
Share of non-controlling interests in declared dividends	15	—	—	—	—	—	—

Total transactions directly recognized in equity		—	2.146	(2.303)	(157)	(167)	(324)

Balances as of March 31, 2015		39.094	25.487	8.041	72.622	22.608	95.230

Balances as of December 31, 2015		39.094	20.887	9.430	69.411	21.468	90.879

Comprehensive income -
Profit		—	—	2.447	2.447	(360)	2.087
Other comprehensive income		—	—	476	476	—	476

Total comprehensive income		—	—	2.923	2.923	(360)	2.563

Transactions with Stockholder and non-controlling interests, directly recognized in equity -
Transfer from reserves		—	(7.963)	7.963	—	—	—
Additional contribution from non-controlling interests	15	—	—	—	—	48	48
Declared dividends	15	—	—	—	—	—	—
Dividend advances to non- controlling interests	15	—	—	—	—	(181)	(181)

Total transactions directly recognized in equity		—	(7.963)	7.963	—	(133)	(133)

Balances as of March 31, 2016		39.094	12.924	20.316	72.334	20.975	93.309

PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA)
Condensed Consolidated Statement of Cash Flows (unaudited)
(In millions of dollars)

	Three - month Period ended March 31,
	2016	2015

Cash flows from operating activities:

Profit	2.087	5.677
Adjustments to reconcile profit with net cash from operating activities -
Depreciation and amortization	2.138	2.080
Constructions in progress cancelled	32	249
Impairment loss, net of revelsals	330	2.452
Impairment loss on recoverable value-added tax	—	312
Net foreign exchange gain	(4.686)	(2.872)
Deferred tax benefit	(1.061)	(5.872)
Share of profit of equity accounted investees	6	161
Changes in the fair value of non-current accounts receivable and recoverable value-added tax	—	42
Net realizable value of inventories	(44)	31
Changes in operating assets -
Notes and accounts receivable	(1.880)	(4.195)
Inventories	275	658
Prepaid expenses and other assets	2.389	909
Recoverable value-added tax	(311)	(49)
Changes in operating liabilities -
Trade accounts payable	436	554
Income tax payable, accruals and other liabilities	5.038	1.973
Provisions	(88)	(9)
Employee benefits and other post-employment benefits	(1.594)	(1.155)

Net cash from operating activities	3.067	946

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(3.048)	(6.486)
(Increase) decrease in restricted cash	(61)	199
Other variations in assets	679	(474)

Net cash used in investing activities	(2.430)	(6.761)

Cash flows from financing activities:
Proceeds from issue of debt and new borrowings	684	2.031
Payment of financial debt	(1.455)	(2.001)
Additional contribution from non-controlling interests	48	56
Dividends advances to non-controlling interests	(181)	(223)

Net cash used in financing activities	(904)	(137)

Effect of exchange rate on cash and cash equivalents	(96)	(147)

Decrease in cash and cash equivalents, net	(363)	(6.099)
Cash and cash equivalents at beginning of year	5.821	7.911

Cash and cash equivalents at March, 31	5.458	1.812

ANNEX II

Form of Pledge and Security Agreement

Draft 9/26/16

PLEDGE AND SECURITY AGREEMENT

Dated as of October [    ], 2016

among

PDV HOLDING, INC.

as Pledgor,

PETRÓLEOS DE VENEZUELA, S.A.

as Issuer,

PDVSA PETRÓLEO, S.A.

as Guarantor,

GLAS AMERICAS LLC

as Collateral Agent,

and

MUFG UNION BANK, N.A.

as Trustee

Draft 9/26/16

i

ii

This PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is made as of October [    ], 2016 among PDV HOLDING, INC., a Delaware corporation (the “Pledgor”), PETRÓLEOS DE VENEZUELA, S.A., a capital stock corporation (sociedad anónima) organized under the laws of the Bolivarian Republic of Venezuela (together with its successors, the “Issuer”), PDVSA PETRÓLEO, S.A., a capital stock corporation (sociedad anónima) organized under the laws of the Bolivarian Republic of Venezuela (together with its successors, the “Guarantor”), GLAS AMERICAS LLC, in its capacity as Collateral Agent (together with its successors, in such capacity, the “Collateral Agent”) acting for the benefit of the Secured Parties pursuant to the Indenture (as defined below), and MUFG UNION BANK, N.A., in its capacity as Trustee under the Indenture (as defined below) (together with its successors, in such capacity, the “Trustee”).

RECITALS

WHEREAS, pursuant to the Indenture, dated as of October [    ], 2016 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Indenture”), by and among the Issuer, the Guarantor, the Trustee, the Collateral Agent, Law Debenture Trust Company of New York, as principal paying agent, registrar and transfer agent, and Banque Internationale À Luxembourg, Société Anonyme, as Luxembourg listing agent and paying agent, the Issuer will issue U.S.$[    ] [    ]% notes due 2020 (the “Notes”) upon the terms and conditions set forth therein;

WHEREAS, the Pledgor is the legal and beneficial owner of 100% of the issued and outstanding common stock in CITGO Holding; and

WHEREAS, to secure and guaranty the Obligations (as defined in the Indenture) and other amounts now or hereafter payable by the Issuer or the Guarantor in respect of the Transaction Documents (the “Secured Obligations”), the Pledgor has agreed to pledge and charge the Collateral (as defined below) and grant the assignment and security interest to the Collateral Agent for the benefit of the Secured Parties as contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Issuer, the Guarantor and the Pledgor hereby agrees with the Collateral Agent and the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms; Principles of Interpretation.

(a) Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture (as the same may be amended, supplemented, restated or otherwise modified from time to time). The principles of construction and interpretation set forth in Article I of the Indenture shall apply to, and are hereby incorporated by reference in, this Agreement. In the event the Indenture is terminated (by any cause), but any Secured Obligation remains outstanding, all terms defined in the Indenture used in this Agreement will be deemed incorporated by reference and shall have the meaning that they had immediately prior to the time when the Indenture was terminated.

(b) In addition to the terms defined in the preamble and the recitals, the following terms shall have the following respective meanings:

“Applicable Banking Law” shall have the meaning assigned to such term in Section 6.03(b)(xii).

“CITGO Holding” shall have the meaning assigned to such term in Section 2.01(a).

“Collateral” shall have the meaning assigned to such term in Section 2.01.

“Collateral Account” shall have the meaning assigned to such term in Section 2.09.

“Guarantor” shall have the meaning assigned to such term in the preamble hereto.

“Holder” shall mean the Person in whose name a Note is registered on the registrar’s book.

“Impairment” shall mean, with respect to any Transaction Document, the rescission, termination, cancellation, repeal, invalidity, suspension, injunction, inability to satisfy stated conditions to effectiveness or amendment, modification or supplementation (other than, in the case of a Transaction Document, any such amendment, modification or supplementation effected in accordance with the Transaction Documents). The verb “Impair” shall have a correlative meaning.

“Indenture” shall have the meaning assigned to such term in the preamble hereto.

“Issuer” shall have the meaning assigned to such term in the preamble hereto.

“Material Adverse Effect” shall mean a material adverse effect on the business, results of operations or financial condition of the Issuer and/or the Guarantor and/or the Pledgor taken as a whole, in each case taking into account insurance coverage and effective indemnification.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York. In the event that the New York UCC is amended after the date hereof, or if any section number of the New York UCC changes, any terms defined in the New York UCC and used in this Agreement shall be deemed to be the relevant term as defined in the New York UCC as so amended, references in this Agreement to the section of the New York UCC containing the definition of such term shall be deemed to be references to the new section of the UCC containing the amended definition, and references to other sections of the New York UCC shall be deemed to be references to the appropriate new section of the New York UCC.

“Notes” shall have the meaning assigned to such term in the recitals hereto.

“Pledged Shares” shall have the meaning assigned to such term in Section 2.01(a).

“Pledgor” shall have the meaning assigned to such term in the preamble hereto.

“Properties” shall mean, with respect to any Person, such Person’s properties, rights and revenues.

“Securities” shall have the meaning assigned to such term in Section 2.01(a)(iv).

“Secured Obligations” shall have the meaning assigned to such term in the recitals hereto.

“Secured Parties” means, collectively, the Collateral Agent, the Trustee, the Principal Paying Agent, the holders of Notes and any other Person (other than the Issuer, the Guarantor or any Affiliate of any thereof) that has a right to receive any payment from any of the Issuer or the Guarantor under the Transaction Documents.

“Termination Date” shall mean the date upon which all Notes under the Indenture have been repaid in full in cash, no Note (if any) under the Indenture is outstanding and all other Secured Obligations have been finally, irrevocably and indefeasibly repaid in full in cash.

“Trustee” shall have the meaning assigned to such term in the preamble hereto.

ARTICLE II

COLLATERAL

Section 2.01. Grant. (a) As collateral security for the prompt and complete payment when due, whether at stated maturity or otherwise (including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), of all the Secured Obligations, the Pledgor hereby pledges, charges, mortgages, grants, assigns, hypothecates, transfers and delivers to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in the following, whether now existing or hereafter from time to time arising, whether now owned or hereafter acquired, and wherever located (collectively, the “Collateral”):

(i) 50.1% of the shares of capital stock of CITGO Holding, Inc., a Delaware corporation, and any successor thereto (“CITGO Holding”) now or in the future issued by CITGO Holding (together with the certificate representing the same), represented as of the date hereof by the certificate[s] and the shares of common stock identified in Annex I (collectively, the “Pledged Shares”);

(ii) subject to Section 2.05(b), all shares, securities, certificates, dividends, cash, instruments, moneys or other Property representing a profit on, or a distribution or return of capital of, any of the Pledged Shares, resulting from a revision, reclassification or other like change of any of the Pledged Shares or otherwise received in exchange for any of the Pledged Shares and all rights issued to the holders of, or otherwise in respect of, any of the Pledged Shares;

(iii) all rights, title, interest in and privileges of the Pledgor with respect to Pledged Shares and other Property referred to in clauses (i) and (ii) above, whether now existing or hereafter acquired;

(iv) without affecting the obligations of CITGO Holding under any provision prohibiting such action under the Indenture or this Agreement, in the event of any consolidation or merger in which CITGO Holding is not the surviving entity, all Pledged Shares of each class of capital stock or membership interests of the successor entity (unless that successor entity is CITGO Holding itself) formed by or resulting from that consolidation or merger (it being understood that such successor entity shall be organized or incorporated in the State of Delaware); and if as a result of its ownership of any Pledged Shares or otherwise, the Pledgor will become entitled to receive or shall receive any shares, stock certificate, option or rights, whether in addition to or in substitution of, as a conversion of or in exchange for any Pledged Shares (including from any other entity which is the successor of CITGO Holding) or otherwise, whether by purchase, stock dividend, stock split or otherwise, it shall exercise its right to receive the same and then such Pledged Shares shall be subject to the pledge, charge, assignment and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, under this Agreement and the Pledgor shall accept the same as the agent of the Collateral Agent, hold the same in trust for the Collateral Agent, and deliver the same immediately to the Collateral Agent in the exact form received, duly indorsed by the Pledgor to the Collateral Agent, if required, together with an undated stock power covering such certificate [or certificates] duly executed in blank by the Pledgor, to be held by the Collateral Agent as additional collateral security under this Agreement for the Secured Obligations (collectively, and together with the Property described in clauses (i), (ii) and (iii) above, the “Securities”); and

(v) all proceeds and products in whatever form of all or any part of the foregoing.

(b) The Issuer and the Guarantor hereby initially appoint GLAS Americas LLC, as the Collateral Agent hereunder and GLAS Americas LLC hereby accepts such appointment. The Trustee hereby acknowledges such appointment.

Section 2.02. Perfection. (a) Concurrently with the execution and delivery of this Agreement, the Pledgor (i) will deliver to the Collateral Agent the certificate of CITGO Holding identified in the attached Annex I, accompanied by duly executed instruments of transfer or assignment undated and in blank, (ii) authorizes the filing of the corresponding UCC-1 financing statements in favor of the Collateral Agent for the benefit of the Secured Parties with respect to the Collateral in such form and in such filing offices as the Pledgor determines appropriate to perfect the Liens created by this Agreement in accordance with the New York UCC and other Applicable Law and (iii) will take all such other action as is necessary to create, perfect and establish the priority of the Liens created by this Agreement.

(b) On the Issue Date, the Collateral Agent and the Trustee shall have received an Officer’s Certificate of the Issuer and the Guarantor and legal opinions from external counsel satisfactory to the Collateral Agent (subject to customary exceptions and qualifications) with respect to this Agreement, including that all actions have been taken as are necessary to perfect the Liens purported to be created by this Agreement.

Section 2.03. Preservation and Protection of Security; Further Assurances. (a) The Pledgor will:

(i) upon the acquisition after the date hereof by the Pledgor of any Securities, promptly either (1) transfer and deliver to the Collateral Agent all such Securities, (2) authorize (and the Pledgor hereby authorizes) the filing of the corresponding UCC-1 financing statements in favor of the Collateral Agent for the benefit of the Secured Parties with respect to the Collateral in such form and in such filing offices as the Pledgor determines appropriate to perfect the Liens created by this Agreement in accordance with the New York UCC and other Applicable Law and/or (3) take such other action as necessary or appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in such Securities, including any actions to grant control or possession of the Securities to the Collateral Agent; and

(ii) give, execute, deliver, file or record any and all financing statements, notices, contracts, agreements or other instruments, obtain any and all governmental authorizations and take any and all steps that may be necessary or as the Trustee or the Collateral Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Collateral Agent to exercise and enforce its rights, remedies, powers and privileges under this Agreement with respect to those Liens, including, upon the occurrence of an Event of Default, causing any or all of the Securities to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any Securities are transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to the Pledgor copies of any notices and communications received by it with respect to the Securities pledged or charged by the Pledgor).

(b) The Issuer shall take, or cause to be taken, all actions necessary (and/or requested by the Collateral Agent) to maintain this Agreement in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by this Agreement and the first-priority thereof. In furtherance of the foregoing, the Issuer shall ensure that all of its after-acquired property (including 50.1%

of any capital stock issued by CITGO Holding) intended to be covered by this Agreement shall become subject to the Lien hereunder having the priority contemplated hereby promptly upon the acquisition thereof.

(c) Except as permitted hereunder or under the Transaction Documents, the Issuer will not, and will not permit any Subsidiary to, assume or suffer to exist any Lien on any portion of the Collateral; it being acknowledged and agreed that nothing in this Agreement or the other Transaction Documents shall or is intended to prohibit or restrict the Pledgor’s or any other Person’s right to dispose of or create any Liens over any remaining portion of the shares of CITGO Holding that are not part of the Collateral.

(d) On an annual basis within thirty (30) days before the anniversary of the date of this Agreement, the Issuer shall furnish, or cause to be furnished, to the Trustee and the Collateral Agent, an opinion or opinions of legal counsel either stating that, in the opinion of such counsel, such actions have been taken with respect to (i) amending or supplementing the Security Documents (or providing additional Security Documents, notifications or acknowledgments) as is necessary to subject all the Collateral (including any after-acquired Property of the Issuer intended to be part of the Collateral) to the first-priority Lien of the Security Documents and (ii)(A) the recordation of the Security Documents (including, without limitation, any amendment or supplement thereto) and any other requisite documents and (B) the execution and filing of any financing statements and continuation statements as are necessary to maintain the first-priority Liens purported to be created by the Security Documents and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such first-priority Liens. Such opinion or opinions of counsel shall also describe the recordation of the Security Documents and any other requisite documents and the execution and filing of any financing statements and continuation statements, or the taking of any other action that will, in the opinion of such counsel, be required to maintain the Liens purported to be created by the Security Documents after the date of such opinion.

(e) At the time of the execution of an amendment or supplement to the Security Documents, the Issuer shall furnish, or cause to be furnished, to the Trustee and the Collateral Agent, an opinion or opinions of legal counsel either stating that, in the opinion of such counsel, such actions have been taken with respect to the amending or supplementing the Security Documents (or providing additional Security Documents, notifications or acknowledgments) as is necessary to subject all the Collateral (including any after-acquired Property of the Issuer intended to be part of the Collateral) to the first-priority Lien of the Security Documents or stating that, in the opinion of such counsel, no such action is necessary to maintain such first-priority Liens.

(f) Notwithstanding anything to the contrary contained herein or in Applicable Law, none of the Trustee or the Collateral Agent shall have responsibility (i) for preparing, recording, filing, re-recording or re-refiling any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to, or contemplated by, this Agreement; (ii) for taking any necessary steps to preserve rights against any parties with respect to any Collateral; (iii) for taking any action to protect against any diminution in value of the Collateral; (iv) for monitoring or confirming the Issuer’s or the Guarantor’s compliance with any of its covenants, including but not limited to, covenants regarding the granting, perfection or maintenance of any security interest; or (v) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

Section 2.04. Attorney-in-fact. Subject to the rights of the Pledgor under Section 2.05, the Pledgor hereby appoints the Collateral Agent as its attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, to preserve the validity, perfection and priority of the Liens granted by this Agreement and, following any Event of Default, to exercise its rights, remedies, powers and privileges under this Agreement. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent (acting in accordance with the written direction of the Trustee) shall be entitled under this Agreement, upon the occurrence and during the continuation of any Event of Default, (i) to ask, demand, collect, sue for, recover, compound, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral; (ii) to receive, endorse and collect any drafts, instruments, documents and chattel paper in connection with clause (i) above; (iii) to file any claims or take any action or proceeding that the Collateral Agent may deem necessary or advisable for the collection of all or any part of the Collateral; and (iv) to execute, in connection with any sale or disposition of the Collateral under Sections 5.01 and 5.02 any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

Section 2.05. Special Provisions Relating to Securities Collateral.

(a) So long as no Event of Default has occurred and is continuing, and subject to the provisions of Section 2.07 hereof, the Pledgor shall have the right to exercise all voting and decision-making, consensual and other powers of ownership pertaining to the Securities for all purposes not inconsistent with the terms of the Indenture or any other Transaction Document. Subject to the provisions of Section 2.07 hereof, the Collateral Agent will, at the Pledgor’s expense, execute and deliver to the Pledgor or cause to be executed and delivered to the Pledgor all such proxies, powers of attorney, profits or distributions and other orders and other instruments, without recourse, as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 2.05(a).

(b) So long as no Event of Default has occurred and is continuing, and subject to the requirements of the Transaction Documents, the Pledgor shall be entitled to receive, retain, and utilize for any purpose any profits, dividends or other distributions on the Securities.

(c) If any Event of Default has occurred and is continuing, and whether or not the Collateral Agent, as directed in writing by the Trustee, or the requisite Holders seek or pursue any right, remedy, power or privilege available to them under Applicable Law, this Agreement or any other Transaction Document, all profits and other distributions on the Securities shall be paid directly to the Collateral Agent and retained by it as part of the Collateral, subject to the terms of this Agreement.

(d) The Collateral Agent (acting at the written direction of the Trustee) shall be entitled under this Agreement, upon the occurrence and during the continuation of any Event of Default, to instruct and direct the Pledgor, and upon such instruction or direction the Pledgor shall be obligated, to vote the Securities representing the Pledged Shares in the manner and within the time frames indicated in such instruction or direction and otherwise to act with respect to the Collateral as outright owner thereof.

(e) The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities, to limit purchasers to those who will agree, among other things, to acquire the Securities for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions; provided that any such private sale shall be conducted in a commercially reasonable manner. Notwithstanding anything in this paragraph (e) to the contrary, the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the Pledgor to register any Securities for public sale. The Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(f) All payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that are received by the Pledgor contrary to the provisions of this Section 2.05 shall be received and held in trust for the benefit of the Collateral Agent for the benefit of the Secured Parties, shall be segregated by the Pledgor from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent in the same form as so received.

Section 2.06. Rights and Obligations.

(a) No reference in this Agreement to proceeds or to the sale or other disposition of Collateral shall authorize the Pledgor to sell or otherwise dispose of any part of the Collateral except to the extent otherwise expressly permitted by the terms of the Transaction Documents.

(b) Neither the Collateral Agent nor any Holder shall be required to take steps necessary to preserve any rights against prior parties to any part of the Collateral.

(c) This Agreement is intended to create both a valid, perfected, first-priority security interest in the Collateral under the New York UCC.

Section 2.07. Proxies. The Pledgor hereby grants to the Collateral Agent, on behalf of the Secured Parties, an irrevocable proxy to vote the Securities with respect to any matters relating to the bankruptcy, insolvency, reorganization or other similar proceeding of CITGO Holding or, in the event of any consolidation or merger in which CITGO Holding is not the surviving entity, the successor entity (if such successor entity is not CITGO Holding itself), as applicable, which proxy shall be irrevocable and coupled with an interest, shall be effective automatically and without the necessity of any action by any other Person upon the occurrence and during the continuance of an Event of Default, and shall continue until the earlier to occur of the cure or waiver of the applicable Event(s) of Default and the termination of this Agreement in accordance with Section 2.08 below. The Collateral Agent shall only cast a proxy vote pursuant to this Section 2.07 upon written direction from the Trustee. The Pledgor shall take all actions necessary to confirm and support such irrevocable proxy and shall not by action or omission controvert such irrevocable proxy or any actions taken thereunder by the Collateral Agent. At the request of the Trustee or the Collateral Agent, the Pledgor shall deliver to the Trustee and the Collateral Agent such further evidence of such irrevocable proxy as the Trustee or the Collateral Agent may reasonably require.

Section 2.08. Termination. Upon the Termination Date, this Agreement and the security interest granted hereby shall automatically terminate and the Collateral Agent, at the expense of the Pledgor and at the request of the Pledgor or the written direction of the Trustee, will as soon as practicable execute and deliver to the Pledgor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) prepared by the Pledgor acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS

Section 3.01. Pledgor Representations. The Pledgor hereby represents to the Collateral Agent, for the benefit of the Secured Parties, as of the date hereof that:

(a) it has been duly formed and has full power and authority, and all governmental licenses, authorizations, consents and approvals, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, in each case except where any failure thereof would not reasonably be expected to have a Material Adverse Effect;

(b) the execution and delivery by it of the Transaction Documents to which it is a party, and its performance thereunder: (i) has been duly authorized by all necessary action by the Pledgor, (ii) requires no additional action by or in respect of, or filing with, any governmental authority, except such as have been taken or made on or before the date hereof and remain in full force and effect, (iii) will not contravene any Applicable Law, (iv) will not contravene or constitute a default under any contractual obligation, judgment, injunction, order or decree binding upon the Pledgor or its properties and (v) except pursuant to the Transaction Documents, will not result in the creation or imposition of any Lien on any of its properties, except in each clause herein where such failure to authorize, such required action or filing, default or Lien would not reasonably be expected to result in a Material Adverse Effect;

(c) each of the Transaction Documents to which the Pledgor is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(d) the choice of the laws of the State of New York as the governing law of this Agreement, the Indenture (and any Transaction Document) is a valid choice of law under the laws of Venezuela and any political subdivision thereof, and none of the Issuer, the Guarantor or the Pledgor knows of any reason why the courts of Venezuela would not give effect to such choice of law. Each of the Issuer, the Guarantor and the Pledgor has the power to submit to and, pursuant to Section 7.13 of this Agreement, has legally, validly, effectively and irrevocably submitted to the jurisdiction of New York any suit, action or proceeding brought in connection with this Agreement against the Issuer, the Guarantor or the Pledgor in any court of the State of New York or any United States federal court sitting in New York County, New York City and has validly and irrevocably waived any objection to the laying of the venue of any such suit, action or proceeding brought in any such court. Each of the Issuer, the Guarantor and the Pledgor has legally, validly, effectively and irrevocably designated, appointed and empowered Corporation Service Company for service of process in any suit, action or proceeding brought in connection with this Agreement against the Issuer, the Guarantor or the Pledgor in any court of the State of New York or any United States federal court sitting in the New York County, New York City.

(e) Annex I, as updated by the Pledgor from time to time in accordance with Section 4.01(a), correctly sets forth the percentage of the issued and outstanding shares owned by the Pledgor in CITGO Holding;

(f) all Pledged Shares have been duly and validly issued and are fully paid and nonassessable;

(g) it has not taken, or knowingly permitted to be taken, any action that would terminate, or discharge or prejudice the validity or effectiveness of, this Agreement or the Pledgor’s organizational documents or the validity, effectiveness or priority of the Liens created hereby;

(h) before giving effect to the grants contemplated under this Agreement and the other Transaction Documents, the Pledgor has good and valid title to the Collateral, free and clear of all Liens, other than Permitted Collateral Liens;

(i) upon the delivery of any certificated securities representing the Pledged Shares and the effective filing of the UCC-1 financing statement in the appropriate filing office in the State of Delaware, United States of America, the security interest in favor of the Collateral Agent in all Collateral in which the security interest may be perfected by such delivery and by such filing in the United States or any other country pursuant to Applicable Law will constitute a valid and perfected first-priority security interest and charge in the Collateral securing the prompt and complete payment, performance and observance of the Secured Obligations; and

(j) the Pledged Shares of CITGO Holding is a “certificated security” within the meaning of Section 8-102(a) of the New York UCC; and

(k) immediately prior to and at the time of the execution of this Agreement, the Pledgor owns 100% of the ownership interests in CITGO Holding.

ARTICLE IV

COVENANTS

Section 4.01. Affirmative Covenants. The Issuer hereby agrees with the Trustee and the Collateral Agent, for the benefit of the Secured Parties, that each of the covenants of the Issuer made in Article IV of the Indenture is hereby incorporated herein by reference. In the event the Indenture is terminated (by any cause), but any Secured Obligation remains outstanding, all covenants in Article IV of the Indenture and related defined terms (as they may be in effect at the time of such termination) used in this Agreement will remain in effect with respect to this Agreement. In addition, the Pledgor covenants to the Trustee and the Collateral Agent for the benefit of the Secured Parties that:

(a) the Pledgor shall ensure that, at all times, the Pledged Shares shall represent 50.1% of the outstanding shares of capital stock or ownership interests in CITGO Holding; promptly upon any change in any information set forth in Annex I, the Pledgor shall deliver to the Collateral Agent and the Trustee an updated Annex I setting forth the complete and correct information required therein;

(b) upon a responsible officer of the Pledgor obtaining knowledge that this Agreement is or has become Impaired, the Pledgor shall diligently and timely (i) make all filings, (ii) pursue all remedies and appeals which the Pledgor determines, in good faith, to be desirable and (iii) take such other lawful action, in each case, as shall be necessary or, in the good faith opinion of the Pledgor, desirable to (A) prevent such Impairment from becoming final and non-appealable or otherwise irrevocable, (B) postpone the effectiveness of such Impairment and (C) cause such Impairment to be revoked or amended or modified or cured so as to eliminate the reasonable possibility of such Impairment;

(c) it will cause its and the Collateral Agent’s interest in the Collateral and any instruments of conveyance, transfer, assignment or further assurance, or appropriate certificates, financing statements or other statements with respect thereto, at all times to be recorded and filed and re-recorded and re-filed, in such a manner and in such places as may be required by law in order fully to preserve and protect the rights of the Collateral Agent (on behalf of the Secured Parties). As soon as practicable thereafter, the Pledgor shall deliver to the Collateral Agent any and all agreements, documents, instruments and writings reasonably necessary to evidence, perfect, or protect the Collateral Agent’s rights to such Collateral. The Pledgor hereby authorizes the Collateral Agent to execute and deliver and the Pledgor shall timely file any and all of such agreements, documents, instruments and writings, including any new UCC-1 financing statement or UCC-3 amendment to reflect the pledge, charge and security interest in the Pledged Shares of CITGO Holding under Section 2.01 on and after the date when such pledge, charge and security interest becomes effective as provided in Section 2.01;

(d) it will do or cause to be done all things necessary to maintain its legal existence separate from that of CITGO Holding; and

(e) it will promptly provide the Trustee and the Collateral Agent notice of any Lien asserted or claim made against any of the Collateral (other than under or as permitted by the Transaction Documents) of which a Responsible Officer obtains knowledge.

Section 4.02. Negative Covenants. The Issuer hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, that each of the covenants of the Issuer made in Article IV of the Indenture is hereby incorporated herein by reference. In the event the Indenture is terminated (by any cause), but any Secured Obligation remains outstanding, all covenants in Article IV of the Indenture and related defined terms (as they may be in effect at the time of termination thereof) used in this Agreement will remain in effect with respect to this Agreement. In addition, the Pledgor covenants to the Trustee and the Collateral Agent, for the benefit of the Secured Parties, that it will not:

(a) create or suffer to exist any Liens on the Collateral other than Permitted Collateral Liens;

(b) sell, assign, lease, transfer or otherwise dispose of any interest in the Collateral, except as permitted by the Transaction Documents or upon the direction of the Collateral Agent (acting at the written direction of the Trustee) in connection with the enforcement of its rights under the Transaction Documents; provided however, that Pledgor may assign and transfer the capital stock of CITGO Holding, Inc. to a direct, wholly-owned subsidiary of Pledgor organized or incorporated in the State of Delaware, which subsidiary acknowledges in writing that it accepts such assignment and transfer subject to the terms and provisions of this Pledge Agreement and agrees to be bound by the terms and provisions of this Pledge Agreement; and

(c) (i) take, or knowingly permit to be taken, any action that would terminate, or discharge or (ii) prejudice the validity or effectiveness of this Agreement or the validity, effectiveness or priority of the Liens created hereby; or

(d) take any action that would Impair in any respect the rights and interests of the Collateral Agent and/or any successor collateral agent or the Trustee and/or any successor trustee.

ARTICLE V

REMEDIES

Section 5.01. Remedies Generally. If an Event of Default shall have occurred and be continuing, the Collateral Agent (acting in accordance with the terms of the Indenture and at the written direction of the Trustee) may, exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code in effect at such time in all relevant jurisdictions and all other rights and remedies available at law or in equity.

Section 5.02. Sale of Collateral.

(a) Without limiting the generality of Section 5.01, if an Event of Default shall have occurred and be continuing, the Collateral Agent may, upon the written direction of the Trustee and without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may reasonably deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral at any such sale. Each purchaser at any such sale shall hold the Property sold absolutely, free and clear from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any Applicable Law now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by Applicable Law, at least ten (10) days’ written notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Assuming that such sales are made in compliance with federal and state securities laws, the Collateral Agent shall incur no liability, financial or otherwise, as a result of the sale of the Collateral, or any part thereof, at any public or private sale. The Pledgor hereby waives any and all claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

Section 5.03. Purchase of Collateral. The Trustee or the Collateral Agent may be a purchaser of the Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Collateral Agent may apply the purchase price to the payment of the Secured Obligations. Any purchaser of all or any part of the Collateral shall, upon any such purchase, acquire good title to the Collateral so purchased, free and clear of the security interests created by this Agreement.

Section 5.04. Establishment of Collateral Account. (a) On or prior to the Issuance Date, the Trustee shall establish and thereafter maintain a Dollar denominated, non-interest bearing segregated account, with account number [    ], in the name of the Trustee for the benefit of the Secured Parties (the “Collateral Account”) to hold (i) the proceeds of, or other realization upon, all or any part of the Collateral by virtue of the exercise of remedies under this Article V, (ii) Excess Proceeds transferred by the Issuer in connection with Section 4.01(b)(5) of the Indenture and (iii) any other cash at any time held by the Collateral Agent for the benefit of the Secured Parties under this Article V. With respect to the Collateral Account, the Trustee shall, subject to the terms of the Indenture and the other Transaction Documents, have the sole and exclusive dominion and control and sole and exclusive right of withdrawal and to which amounts shall be transferred.

(b) Funds in the Collateral Account will remain uninvested.

Section 5.05. Application of Proceeds. Except as otherwise expressly provided in this Agreement, any amounts held in the Collateral Account shall be applied by the Trustee in accordance with the Indenture. Any remaining amounts shall be paid by the Trustee to the Pledgor.

Section 5.06. Expenses. The Issuer shall pay to the Collateral Agent all reasonable out-of-pocket costs and expenses, including the fees and expenses of its counsel, and any transfer taxes or fees (including taxes or fees in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or any Lien upon or in respect of the Collateral, in each case payable (a) in connection with the creation, perfection or protection of the Collateral Agent’s Lien on and security interest in, the Collateral, or (b) upon sale of the Collateral, which, in the case of clause (b), the Collateral Agent may incur in connection with (x) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Collateral pursuant to the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (y) the failure by the Pledgor to perform or observe any of the provisions hereof. Any amount payable by the Issuer pursuant to this Section 5.06 shall be payable on demand and shall constitute Secured Obligations secured hereby.

As used in this Agreement, “proceeds” of Collateral shall mean all cash, securities, membership interests and other Property realized in respect of, and distributions in kind on, the Collateral, including any Property received under any bankruptcy, reorganization or other similar proceeding as to the Pledgor or any issuer of,or account debtor or other obligor on, any of the Collateral and all other “proceeds” as defined in Section 9-102(a)(64) of the New York UCC.

ARTICLE VI

COLLATERAL AGENT

Section 6.01. Indemnification. Indemnification rights of the Trustee under the Indenture shall apply equally to the Collateral Agent and are hereby incorporated herein.

Section 6.02. Replacement of Collateral Agent; Appointment of Successor Collateral Agent. (a) The Collateral may resign and be discharged of its duties and obligations created by the Indenture and this Agreement by giving at least 30 days’ written notice to the Issuer and the Trustee, and such resignation shall take effect upon receipt by the Issuer and the Trustee of an instrument of acceptance of appointment executed by a successor collateral agent as provided in Section 6.03.

(b) The Collateral Agent may be removed as collateral agent at any time, with or without cause, upon 30 days’ written notice by the Required Holders or the Issuer delivered to the Trustee and the Collateral Agent, and (unless such notice provides otherwise) such removal shall take effect upon receipt by the Collateral Agent, the Issuer and the Trustee of an instrument of acceptance of appointment executed by a successor collateral agent, as provided in Section 6.03.

(c) If at any time the Collateral Agent shall resign, be removed or become incapable of acting as the collateral agent hereunder, then the Issuer shall appoint a qualified successor collateral agent. If no such successor collateral agent is appointed by the Issuer within 30 days after: (1) the Collateral Agent’s delivery of notice of resignation or (2) the Collateral Agent’s receipt of notice of removal, then the Issuer, the Collateral Agent or the Trustee (at the expense of the Issuer) may request a court of competent jurisdiction to make such appointment.

Section 6.03. Acceptance of Appointment by Successor Collateral Agent. (a) Any successor collateral agent shall execute, acknowledge and deliver to the Issuer, the Trustee and to its predecessor collateral agent an instrument accepting such appointment, and, subject to Section 6.02, upon the resignation or removal of the predecessor collateral agent, such appointment shall become effective and any such successor collateral agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as collateral agent under the Transaction Documents; provided that the retiring collateral agent ceasing to act, on request of the Issuer, the Trustee, or the successor collateral agent, upon payment of all amounts due to it, shall execute and deliver an instrument transferring to such successor collateral agent all the rights, powers and trusts of the retiring collateral agent, and shall duly assign, transfer and deliver to such successor collateral agent all property and money held by such retiring collateral agent as Collateral hereunder, subject nevertheless to its lien, if any, provided for in Section 8.05 of the Indenture. Upon written request of any such successor collateral agent, the Issuer and the Guarantor shall execute any and all instruments in writing for fully and certainly vesting in and confirming to such successor collateral agent all such rights and powers.

(b) Upon acceptance of appointment by a successor collateral agent as provided in this Section, the successor collateral agent shall notify the Issuer, the Pledgor, the Trustee, and the Principal Paying Agent by written notice pursuant to the notice provisions of the Indenture and this Agreement. The Issuer shall distribute the notice of the succession to Holders of the Notes and give notice as provided in Section 10.07(c) of the Indenture.

Section 6.04. Limitation of Collateral Agent’s Duties. No provision of this Agreement shall be construed to relieve the Collateral Agent from liability for its grossly negligent actions, grossly negligent failure to act, its own bad faith or its own willful misconduct (as determined in a final, non-appealable decision from a court of competent jurisdiction); provided, however, that notwithstanding the foregoing and anything contained herein to the contrary:

(a) the Collateral Agent undertakes to perform such duties and only such duties as are specifically set forth in the Indenture and this Agreement. The Collateral Agent shall not have any duties or responsibilities except those expressly set forth in the Indenture and this Agreement and no implied covenants or duties shall be read into the Indenture or this Agreement on the part of the Collateral Agent;

(b) the Collateral Agent shall be under no duty or obligation to inspect, review or examine any documents, instruments, certificates or other papers constituting part of the Security Documents to determine that the same are genuine, enforceable or appropriate for the represented purpose that they have actually been recorded or that they are other than they purport to be on their face;

(c) the Collateral Agent will be regarded as making no representations and having no responsibilities with respect to the validity, legality, enforceability, due authorization, recordability, collectability, insurability, effectiveness, perfection, priority, sufficiency, value, genuineness, ownership or transferability of any of the Security Documents;

(d) the Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, electronic mail, telegram, facsimile or other document delivered to it and in good faith believed it to be genuine and to have been signed or sent by the proper party or parties;

(e) the Collateral Agent may conclusively rely on and shall be fully protected in acting upon the written instructions (given in accordance with the terms of this Agreement or the Indenture) of, or on behalf of, the Issuer, the Pledgor, or the Trustee, as applicable;

(f) the Collateral Agent may consult with counsel, and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel;

(g) the Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith;

(h) if the Collateral Agent requests instructions from the Issuer, the Pledgor or the Trustee with respect to any action or omission in connection with this Agreement, the Collateral Agent shall be entitled (without incurring any liability therefor to the Issuer, the Pledgor, the Trustee or any other Person) to refrain from taking such action and continue to refrain from acting unless and until the Collateral Agent shall have received written instructions from the Issuer, Pledgor or Trustee, as applicable, with respect to such request;

(i) none of the provisions of this Agreement shall require the Collateral Agent to expend or risk its own funds or incur liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. Without limiting the generality of the foregoing, the Collateral Agent shall not be required to follow any direction of the Trustee with respect to actions to be taken after the occurrence of an Event of Default if the Collateral Agent reasonably believes that such directions would cause it to incur any liability, loss, cost or expense (including legal fees and expenses), unless the Required Holders have furnished the Collateral Agent with indemnification satisfactory to it;

(j) the Collateral Agent shall have no responsibility or duty with respect to any Collateral that is not in its physical possession;

(k) nothing in this Agreement shall be deemed to require the Collateral Agent to determine whether there are any prior or adverse interests in any Collateral, including, without limitation, interests for which the Collateral Agent may act as agent;

(l) in order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Law”), the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the Pledgor, the Issuer and the Guarantor agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Law;

(m) the Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction given or certificate or other document delivered to the Collateral Agent in accordance with the Indenture, this Agreement or any Security Document and the Collateral Agent shall have no duty to act, consent to or request any action of the Issuer, the Pledgor or any other Person in connection with the Indenture, this Agreement, or any other Transaction Document unless the Collateral Agent shall have received written direction from the Trustee;

(n) whenever in the administration of the provisions of this Agreement the Collateral Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may be deemed to be conclusively proved and established by a Officer’s Certificate delivered to the Collateral Agent and such certificate shall be full warrant to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of the Indenture, this Agreement, or any Security Document;

(o) the Collateral Agent shall have no obligation to make any investigation into, and shall incur no liability with respect to: (A) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, entitlement order, approval or other paper or document, (B) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth in the Indenture, this Agreement or any other Transaction Document, (C) the occurrence of any Event of Default, the validity, enforceability, effectiveness or genuineness of the Indenture, this Agreement, or any other Transaction Document, instrument or document related thereto, (D) the creation, perfection or priority of any lien purported to be created by this Agreement or the other Transaction Document, (E) the value or the sufficiency of any Collateral, or (F) other than with respect to conditions applicable to itself, the satisfaction of any condition set forth in the Indenture, this Agreement or any other Transaction Document;

(p) the Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for the monitoring of or any willful misconduct or gross negligence on the part of any agent, attorney, custodian or nominee so appointed;

(q) in no event shall the Collateral Agent be liable for special, indirect, consequential, or punitive losses or damages of any kind whatsoever (including, but not limited to, lost profits), even if the Collateral Agent has been advised of such loss or damage, or the likelihood thereof, and regardless of the form of action;

(r) in no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations under the Indenture, this Agreement or any related documents because of circumstances beyond the Collateral Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Collateral Agent’s control whether or not of the same class or kind as specified above;

(s) the rights, privileges, protections, immunities, indemnities and benefits given to the Collateral Agent under the Indenture and this Agreement are extended to and shall be enforceable by the Collateral Agent in the Indenture, this Agreement and each of the other Transaction Documents (including but not limited to any future or successor capacities), and each agent, custodian and other Person employed by it to act hereunder and/or thereunder;

(t) the Collateral Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required;

(u) the Collateral Agent shall not be deemed to have knowledge of any Event of Default, except any Event of Default of which a Responsible Officer of the Collateral Agent has received written notification at the address specified in notice provision of this Agreement and such notice provision in the Indenture; and

(v) the Collateral Agent shall not be required to take any action under the Indenture, this Agreement or any other Transaction Document if taking such action (A) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests and other communications provided for in this Agreement shall be delivered to the address below:

(a) if to the Pledgor, at:

PDV Holding, Inc.

[                    ]

Telephone: [                    ]

Fax: [                    ]

Attention: [                    ]

(b) if to the Issuer or the Guarantor, at:

Petróleos de Venezuela, S.A./PDVSA Petróleo S.A.

Avenida Libertador

Edificios Petróleos de Venezuela, Torre Este

La Campiña

Caracas 1050, Venezuela

Telephone: +58 (212) 708-1401

Fax: +58 (212) 708-1722

Attention: Chief Financial Officer

(c) if to the Collateral Agent, at:

GLAS Americas LLC

230 Park Avenue – Suite 1000

New York, NY 10169

Telephone: 1 (212) 808-3050

Fax: 1 (212) 202-6246

Attention: Daniel Fisher

(d) if to the Trustee, at:

MUFG Union Bank, N.A.

350 California Street, 11th Floor

San Francisco, CA 94104

Telephone: 1 (415) 273-2518

Fax: 1 (415) 273-2492

Attention: Corporate Trust Administration

Email: AccountAdministration-Corporate.Trust@unionbank.com

Copy to: fernando.moreyra@unionbank.com

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice receipt.

Section 7.02. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral until the release thereof pursuant to Section 2.08 or Section 7.03.

Section 7.03. Release. (a) Upon the Termination Date or the application of the purchase price of any or all of the Collateral purchased by the Collateral Agent pursuant to Section 5.03, the security interest granted hereby with respect to such Collateral shall be automatically released and the Collateral Agent, immediately upon demand and at the expense of the Issuer (including fees of counsel), shall execute and deliver all such documentation necessary to release the security interest created pursuant to this Agreement. The Collateral Agent shall not be responsible or liable in any way for the termination or release of any security interest.

(b) In connection with any other proposed release of the Collateral, the consent of the Holders of at least 66 2/3% aggregate in principal amount of the outstanding Notes shall be required.

Section 7.04. Reinstatement. This Agreement and the Lien created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Pledgor in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Issuer shall indemnify the Collateral Agent and the Trustee on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Collateral Agent or the Trustee in connection with such rescission or restoration.

Section 7.05. Independent Security. The security provided for in this Agreement shall be in addition to and shall be independent of every other security which the Holders may at any time hold for any of the Secured Obligations hereby secured, whether or not under the Transaction Documents. The execution of any other Transaction Document shall not modify or supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the effectiveness and validity of this Agreement or any term or condition hereof. Each of the Pledgor and the Issuer hereby waives its rights to plead or claim in any court that the execution of any other Transaction Document is a cause for extinguishing, invalidating, impairing or modifying the effectiveness and validity of this Agreement or any term or condition contained herein. The Collateral Agent shall be at liberty to accept further security from the Pledgor, the Issuer, the Guarantor or from any third party and/or release such security without notifying the Pledgor, the Issuer or the Guarantor and without affecting in any way the obligations of the Pledgor, the Issuer or the Guarantor under the other Transaction Documents. The Trustee (acting in accordance with the terms of the Indenture) shall determine if any security conferred upon the Secured Parties under the Transaction Documents shall be enforced by the Collateral Agent, as well as the sequence of securities to be so enforced.

Section 7.06. Amendments. No waiver, amendment, modification or termination of any provision of this Agreement, or consent to any departure by the Pledgor or the Issuer from the terms of this Agreement, shall in any event be effective without the prior written consent of the Collateral Agent. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.07. Successors and Assigns. This Agreement shall be binding upon the Pledgor, the Issuer and the Guarantor and their respective successors and assigns and shall inure to the benefit of the Trustee, the Collateral Agent and the Secured Parties and their respective successors and assigns. None of the Pledgor, the Issuer or the Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Required Holders.

Section 7.08. Third Party Beneficiaries. The agreements of the parties hereto are intended to benefit the Collateral Agent for the benefit of the Secured Parties and their respective successors and assigns and no other Person.

Section 7.09. No Waiver, Remedies Cumulative. No failure to act or delay on the part of the Collateral Agent in exercising any right, power or privilege hereunder and no course of dealing between the Pledgor, the Issuer, the Trustee and the Collateral Agent shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Collateral Agent would otherwise have.

Section 7.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 7.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 7.12. Severability. In case any provision contained in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 7.13. Governing Law; Submission to Jurisdiction and Venue, Waiver of Jury Trial.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) Submission to Jurisdiction; Waivers. (i) Each of the parties hereto has consented to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof, and has waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this Indenture and the Notes. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and any right of objection based on place of residence or domicile.

(ii) Each of the Issuer, the Guarantor and the Pledgor irrevocably appoints Corporation Service Company as its agent to receive and forward any writs, process and summonses in any suit, action or proceeding brought in connection with this Agreement against the Issuer, the Guarantor or the Pledgor in any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City and has agreed that such appointment shall be so long as any Secured Obligations remain or until the appointment by the Issuer, the Guarantor or the Pledgor of a successor in the City of New York as its agent for such purpose and the acceptance of such appointment by such successor. If for any reason such agent shall cease to be available to act as such (including by reason of the failure of such agent to maintain an office in New York City), each of the Issuer, the Guarantor and the Pledgor agrees promptly to designate a new agent in New York City, on the terms and for the purposes of this Section. Nothing herein shall in any way be deemed to limit the ability of the Trustee or the Collateral Agent to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over the Issuer, the Guarantor or the Pledgor or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(iii) To the extent that the Issuer, the Guarantor or the Pledgor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process, the Issuer, the Guarantor or the Pledgor will waive such immunity and will agree not to assert, by way of motion, as a defense or otherwise, in any suit, action or proceeding the defense of sovereign immunity or any claim that it is not personally subject to the jurisdiction of the above-named courts by reason of sovereign immunity or otherwise, or that it is immune from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property or from attachment either prior to judgment or in aid of execution by reason of sovereign immunity.

(iv) Each of the Issuer, the Guarantor and the Pledgor irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Issuer, the Guarantor or the Pledgor relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Issuer, the Guarantor and the Pledgor shall take all measures necessary for any such action or proceeding to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Issuer, the Guarantor or the Pledgor.

To the fullest extent permitted by Applicable Law, each of the Issuer, the Guarantor and the Pledgor hereby irrevocably waives the benefit of any provision of any other Applicable Law that each of the Issuer, the Guarantor and the Pledgor may be entitled to require the Trustee or the Collateral Agent in any suit, action or proceeding brought in any other jurisdiction arising out of or in connection with any of this Agreement to post security for litigation costs or otherwise post a performance bond or guaranty (“cautio judicatum solvi”), or to take any similar action.

(c) WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO. EACH PARTY (ACKNOWLEDGES THAT THE OTHER PARTIES HERETO ARE ENTERING INTO THIS AGREEMENT IN RELIANCE UPON SUCH WAIVER.

Section 7.14. Entire Agreement. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof, and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Agreement which relate to the Notes shall be replaced by the terms of this Agreement.

Section 7.15. Indenture Controls. This Agreement is subject to the terms of the Indenture, and in the event of any conflict between the terms hereof and thereof, the terms of the Indenture shall control.

Section 7.16. WAIVER OF DEFENSES. Each of the Issuer and the Pledgor hereby waives, to the extent permitted by applicable law: (a) any defense of a statute of limitations; (b) any discharge or limitation of the liability of the Issuer or the Pledgor to the Collateral Agent or the Secured Parties, whether consensual or arising by operation of law; (C) presentment, demand, protest and notice of any kind; and (d) any defense based upon or arising out of any defense (other than the indefeasible payment in full of the Secured Obligations) which the Issuer or the Pledgor may have to the payment or performance of any part of the Secured Obligations.

Section 7.17. Subrogation, Etc. Notwithstanding any payment or payments made by the Pledgor or the exercise by the Collateral Agent of any of the remedies provided under this Agreement or any other Transaction Document, until the Secured Obligations have been indefeasibly paid in full in cash or cash equivalents, the Pledgor shall have no claim (as defined in Section 101(5) of the Bankruptcy Code, 11 U.S.C. § 101(5)) of subrogation to any of the rights of the Collateral Agent or the Trustee against the Collateral or any guaranty held by the Collateral Agent or the Trustee for the satisfaction of any of the Secured Obligations, nor shall the Pledgor have any claims (as defined in Section 101(5) of the Bankruptcy Code, 11 U.S.C. § 101(5)) for reimbursement, indemnity, exoneration or contribution from any Person in respect of payments made by the Pledgor hereunder. Notwithstanding the foregoing, if any amount shall be paid to the Pledgor on account of such subrogation, reimbursement, indemnity, exoneration or contribution rights at any time, such amount shall be held by the Pledgor in trust for the Collateral Agent segregated from other funds of the Pledgor, and shall be turned over to the Collateral Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Collateral Agent if required) to be applied against the Secured Obligations in such amounts and in such order as the Trustee (acting in accordance with the terms of the Indenture) may elect.

Section 7.18. Trustee. The Trustee is executing this Agreement solely as Trustee under the Indenture and shall be entitled to all the powers, immunities, privileges and rights provided under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge and Security Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first above written.

PDV HOLDING, INC.,
as Pledgor

By:
Name:
Title:

PETRÓLEOS DE VENEZUELA, S.A.,
as Issuer

By:
Name:
Title:

PDVSA PETRÓLEO, S.A.,
as Guarantor

By:
Name:
Title:

[Signature Page to Pledge Agreement]

GLAS AMERICAS LLC,
as Collateral Agent

By:
Name:
Title:

MUFG UNION BANK, N.A.,
as Trustee

By:
Name:
Title:

[Signature Page to Pledge Agreement]

ANNEX I

PLEDGED SHARES

Company	Certificate No.	Registered Owner	Percentage of Pledgor Shares or Interests

CITGO Holding, Inc.	[ ]	PDV Holding, Inc.	50.1%

Annex I-Pledged Interests